Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

Devon Energy Reports Fourth-Quarter Results

Declares and Raises Quarterly Fixed Dividend

HIGHLIGHTS

FOURTH-QUARTER 2024

•	Delivered $639 million of net earnings, or $0.98 per share; $756 million of core earnings, or $1.16 per share

•	Achieved record production of 398,000 barrels of oil per day, exceeding guidance by 3 percent

•	Generated $1.7 billion of operating cash flow and $738 million of free cash flow

•	Returned $444 million to shareholders through the fixed dividend and share repurchases

•	Strengthened the balance sheet by increasing cash balance to $846 million

FULL-YEAR 2024

•	Delivered $2.9 billion of net earnings, or $4.56 per share; $3.1 billion of core earnings, or $4.82 per share

•	Record performance of 737,000 barrels of oil equivalent production (Boe) per day

•	Generated $6.6 billion of operating cash flow and $3.0 billion of free cash flow

•	Returned $2.0 billion to shareholders through dividends and share repurchases

•	Exceeded environmental and safety targets, reducing emissions, spills and serious incidents

•	Increased operating scale and economic drilling inventory with the acquisition of Grayson Mill

•	Board approved a 9 percent increase to the quarterly fixed dividend in 2025 to $0.24 per share

2025 OUTLOOK

•	2025 capital program expected to be $3.8 to $4.0 billion, with more than 50 percent allocated to the Delaware Basin

•	2025 production anticipated to be 805,000 to 825,000 Boe per day, including 380,000 to 386,000 barrels of oil per day

•	Reached agreement with BPX to dissolve partnership in the Eagle Ford

•	Extended joint venture with Dow to develop an additional 49 wells in the Anadarko Basin

OKLAHOMA CITY – Feb. 18, 2025 – Devon Energy Corp. (NYSE: DVN) today reports fourth-quarter results, as well as declares and raises the quarterly fixed dividend. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

“I am proud to report that Devon ended 2024 with exceptionally strong results,” said Rick Muncrief, president and CEO. “Our operational performance was outstanding, underpinning robust financial outcomes and generating significant free cash flow. This success is a testament to the dedication and hard work of our entire team.

“During the fourth quarter, our diversified, multi-basin portfolio once again delivered across our assets, with the Rockies and Eagle Ford exceeding estimates due to strong new well productivity and solid base performance. In addition, the company achieved a 154 percent proved reserve replacement ratio in 2024.

“We continue to see tremendous value in our company and leaned-in on our share repurchases this quarter, buying approximately $300 million for a total $1.1 billion repurchased for the year. In addition, the Board approved a 9 percent increase to the fixed dividend beginning with the first quarter of 2025, reflecting confidence in the energy outlook and Devon’s future free cash flows.

“Looking ahead, we’re excited for the next chapter of the company under Clay’s leadership. I have complete confidence in him and the new management team and look forward to the opportunities they create for shareholders, employees, and all stakeholders by remaining true to our values and focused on Devon’s strategic priorities.” Muncrief concluded.

FINANCIAL RESULTS

Devon reported net earnings of $639 million, or $0.98 per diluted share, in the fourth quarter of 2024. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $756 million, or $1.16 per diluted share.

Operating cash flow was $1.7 billion in the fourth quarter, which fully funded the company’s capital requirements and resulted in $738 million of free cash flow for the quarter.

During the quarter, Devon’s investment-grade financial position strengthened with cash balances increasing by $170 million to a total of $846 million. The company ended the year with outstanding debt of $8.9 billion and a net debt-to-EBITDAX ratio of 1.0 times.

RETURN OF CAPITAL

Devon is committed to rewarding its shareholders by returning capital through the quarterly fixed dividend and share repurchases. During the fourth quarter the company paid $143 million in dividends and repurchased 7.7 million of its shares for $301 million. Since the inception of the share repurchase program, the company has repurchased 69.0 million shares, at a total cost of $3.3 billion.

Consistent with Devon’s strategic priority of delivering value to shareholders through a sustainable, annually growing fixed dividend, the Board of Directors raised the quarterly fixed dividend rate by 9 percent to $0.24 per share for the first quarter of 2025. The dividend is payable on Mar. 31, 2025, to shareholders of record at the close of business on Mar. 14, 2025.

OPERATING RESULTS

Devon’s capital activity in the fourth quarter averaged 24 operated drilling rigs and 6 completion crews across its asset portfolio. This level of activity resulted in 128 gross operated wells being placed online, with an average lateral length of 9,900 feet. Upstream capital spending in the fourth quarter was $872 million, 3 percent below guidance expectations. Midstream, carbon and corporate capital totaled $54 million in the quarter. The company also executed $116 million in multiple leasehold acquisitions across its portfolio, including in the Delaware, Williston and Anadarko Basins.

Devon’s oil production in the fourth quarter reached a record 398,000 barrels per day, exceeding guidance by 3 percent. Total companywide production averaged 848,000 oil-equivalent barrels (Boe) per day in the fourth quarter. This represents a 16 percent increase in production compared to the previous quarter. Production in the quarter benefited from the closing on the company’s Grayson Mill acquisition in late September, which contributed 117,000 Boe per day and 63,000 barrels of oil per day to the quarterly average.

Devon’s remaining production outperformance was primarily driven by its Eagle Ford asset, which reached 92,000 Boe per day. This production result represents a growth rate of 23 percent quarter-over-quarter, driven by 23 gross operated wells being placed online during the quarter. The outperformance was driven by strong well productivity and base production that exceeded expectations.

For the fourth quarter, Devon’s oil, gas and NGL sales totaled $3.1 billion, a 16 percent increase in revenues compared to the prior quarter. The improvement was primarily due to the increased oil production quarter over quarter, as well as from higher natural gas liquids (NGL) and natural gas pricing. The company’s realized price during the period, including commodity hedges, was $40.32 per Boe, down $0.39 per Boe from prior quarter. The decreased price realization largely reflected lower crude benchmark prices, partially offset by higher NGL and natural gas prices.

Production costs, including taxes, averaged $11.30 per Boe in the fourth quarter, a decline of 1 percent from the prior period. The largest component of production costs is lease operating expense and gathering, processing and transportation costs, which totaled $8.44 per Boe in the quarter. Effective cost management efforts and lower well workovers drove per-unit rates 10 percent below guidance expectations for the quarter.

Financing cost, net totaled $123 million in the quarter, a $35 million increase from the prior quarter. The higher expense is primarily related to the debt issued in the prior quarter related to the Grayson Mill acquisition.

Devon exited the year with estimated proved reserves of 2.2 billion Boe. Proved undeveloped reserves accounted for 20 percent of the total. Extensions and discoveries and performance revisions from the company’s drilling program added 415 million Boe of reserves in 2024, equating to a replacement rate of 154 percent of production. The capital costs (excluding property acquisition costs) to deliver these additions totaled $3.5 billion, resulting in a finding and development cost of $8.54 per Boe.

EAGLE FORD POSITION UPDATE

On Jan. 31, 2025, Devon and BPX, its partner in the Blackhawk Field in the Eagle Ford, agreed to dissolve the partnership within the play. The transaction is expected to close on Apr. 1, 2025, at which time Devon will hold approximately 46,000 net acres with greater than a 95 percent working interest and operatorship. The company will gain greater flexibility to allocate capital and anticipates material drilling & completion savings per well, significantly enhancing returns.

DOW JV EXTENSION

On Jan. 22, 2025, Devon entered into an extension agreement with Dow (NYSE: DOW) to jointly develop a portion of Devon’s Anadarko acreage in central Oklahoma. Under this agreement, Devon will monetize half of its working interest in 49 undrilled locations in exchange for approximately a $40 million drilling carry.

The average working interest is estimated at 70 percent across a mix of drilling locations. Activity in 2025 will start with the development of two drilling units in Blaine County, where drilling operations are expected to commence in the second quarter of 2025. Devon will serve as operator and is responsible for capital allocation and project timing subject to the agreement.

2025 OUTLOOK

For the full-year 2025, Devon expects production to be in the range of 805,000 to 825,000 Boe per day, representing a 2 percent increase from the company’s previous outlook. Oil volumes are expected to be in the range of 380,000 to 386,000 barrels per day. The capital requirements to deliver this production are expected to range from $3.8 billion to $4.0 billion, representing a 5 percent, or $200 million, decline from the company’s previous outlook.

In the first quarter of 2025, Devon expects oil production to average 380,000 to 386,000 barrels per day. Capital spending in the first quarter is expected to approximate $1.0 billion.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, Feb. 19, 2025, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact
investor.relations@dvn.com	Michelle Hindmarch
405-228-4450	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and water disposal; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our ESG initiatives; claims, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2024 Annual Report on Form 10-K (the “2024 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2024 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2024 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

4